EXHIBIT 10.1

Amendment to the Amended and Restated Employment Agreement by and between Orange County Bancorp, Inc., Orange Bank & Trust Company and Michael J. Gilfeather

WHEREAS, Orange County Bancorp, Inc. (“Company”), Orange Bank & Trust Company ("Bank") and Michael J. Gilfeather ("Executive") entered into an employment agreement originally effective as of December 31, 2018, amended and restated effective December 31, 2021, and further amended and restated in its entirety effective January 1, 2024 (the "Agreement"); and

WHEREAS, the Joint Compensation Committee of the Boards of Directors of the Company and the Bank recommended that the Boards of Directors of the Company and the Bank amend the Agreement to extend the term.

NOW, THEREFORE, effective as of the date below, the Agreement is hereby amended by deleting the first sentence in Section 2(a) of the Agreement in its entirety and replacing it with the following new sentence:

“The term of this Agreement and the period of Executive's employment hereunder shall continue through March 31, 2028, unless terminated sooner pursuant the terms of this Agreement. On March 31, 2028 ("Renewal Date") this Agreement shall extend automatically through March 31, 2029, unless the Executive or the Board (excluding the Executive) by written notice to the other, given at least ninety (90) days prior to such Renewal Date, notifies the other of its intent not to extend the Term.”

IN WITNESS WHEREOF, the Bank and the Company have caused this Amendment to be executed by their respective duly authorized representatives and have signed this Amendment on the 20th day of February, 2025 and Executive has executed the Agreement on such date, as well.

ORANGE BANK & TRUST COMPANY

/s/ Jonathan Rouis
On behalf of the Board of Directors

ORANGE COUNTY BANCORP, INC.

/s/ Jonathan Rouis
On behalf of the Board of Directors

EXECUTIVE

/s/ Michael Gilfeather
Michael Gilfeather